 Exhibit 3.100

FIRST AMENDMENT

TO THE

OPERATING AGREEMENT

OF

OHI (ILLINOIS) HOLDING, LLC

THIS FIRST AMENDMENT (this “Amendment”) to the Operating Agreement of OHI (ILLINOIS) HOLDING, LLC, an Illinois limited liability company (the “Company”), is made effective as of the 14th day of March, 2015, by the Company and the undersigned sole member (the “Member”) of the Company.

W I T N E S S E T H:

WHEREAS, the Company was organized as an Illinois limited liability company on February 26, 2015;

WHEREAS, the sole Member of the Company entered into that certain Operating Agreement of the Company on February 27, 2015 (the “Agreement”);

WHEREAS, pursuant to Articles of Merger by and between the Company and OHI (Illinois), Inc., an Illinois corporation, filed with the Illinois Secretary of State on March 13, 2015, the Company, as survivor, changed its name to OHI (Illinois), LLC; and

WHEREAS, the sole Member desires to amend the Agreement as provided herein.

NOW THEREFORE, the undersigned hereby agree as follows:

Section 1.          Defined Terms.   Capitalized terms used herein, but not otherwise defined herein shall have the meanings given such terms in the Agreement.

Section 2.          Name Amendment.   The Agreement is hereby amended by deleting all references to the name “OHI (Illinois) Holding, LLC” and substituting the name “OHI (Illinois), LLC” in lieu thereof.

Section 3.          Amendment to Schedule B.   Schedule B of the Agreement, which Schedule sets forth the officers of the Company, is deleted in its entirety and the Schedule B attached hereto is substituted therefor.

Section 4.          Governing Law.   This Amendment shall be governed by and construed under the laws of the State of Illinois (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 5.          Severability of Provisions.   Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment which are valid, enforceable and legal.

Section 6.          No Other Amendment or Waiver. Except for the amendments set forth above, the text of the Agreement shall remain unchanged and in full force and effect. Except as set forth herein, the amendment agreed to herein shall not constitute a modification of the Agreement or a course of dealing with respect to the Agreement such as to require further notice by the Member to require strict compliance with the terms of the Agreement in the future.

Section 7.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment effective as of the date first set forth above.

COMPANY:

OHI (ILLINOIS) HOLDING, LLC, an Illinois limited liability company

By:	/s/ Robert O . Stephenson
Robert O. Stephenson
Chief Financial Officer and Treasurer

MEMBER:

OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation

By:	/s/ Robert O . Stephenson
Robert O. Stephenson
Chief Financial Officer and Treasurer

SCHEDULE B
Officers

OFFICERS	TITLE

C. Taylor Pickett	Chief Executive Officer and President

Daniel J. Booth	Chief Operating Officer and Secretary

Robert O. Stephenson	Chief Financial Officer, Treasurer and Assistant Secretary

R. Lee Crabill	Senior Vice President – Operations

Michael D. Ritz	Chief Accounting Officer, Vice President and Assistant Secretary

Megan Krull	Vice President – Operations and Assistant Secretary

Thomas H. Peterson	Assistant Treasurer

B-1

OPERATING AGREEMENT

OF

OHI (ILLINOIS) HOLDING, LLC

This Operating Agreement (the “Agreement”) of OHI (ILLINOIS) HOLDING, LLC, an Illinois limited liability company (the “Company”), is entered into by OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation (the “Member”), as the sole member of the Company. As used in this Agreement, “Act” means the Illinois Limited Liability Company Act, as the same may be amended from time to time.

RECITALS:

WHEREAS, there has heretofore been filed Articles of Organization with the Secretary of State of the State of Illinois to form the Company under and pursuant to the Act;

WHEREAS, the Member desires to form a limited liability company pursuant to the provisions of the Act;

WHEREAS, the Member hereby constitutes the Company as a limited liability company for the purposes and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereto hereby agrees as follows:

Section 1.          Name.   The name of the limited liability company is OHI (Illinois) Holding, LLC.

Section 2.          Principal Business Office.   The principal business office of the Company shall be located at 200 International Circle, Suite 3500, Hunt Valley, MD 21030.

Section 3.          Registered Office.   The address of the registered office of the Company in the State of Illinois is 801 Adlai Stevenson Drive, Springfield, IL 62703 (Sangamon County, Illinois).

Section 4.          Registered Agent.   The name and address of the registered agent of the Company for service of process on the Company in the State of Illinois are Illinois Corporation Service Company, 801 Adlai Stevenson Drive, Springfield, IL 62703.

Section 5.          Member.   The membership interest percentage and the mailing address of the Member are set forth on Schedule A attached hereto.

Section 6.          Certificates.   Robert O. Stephenson is hereby designated as an authorized person, and has executed, delivered and filed the Articles of Organization of the Company with the Secretary of State of the State of Illinois (such filing being hereby approved and ratified in all respects). Upon the filing of the Articles of Organization with the Secretary of State of the State of Illinois, Robert O. Stephenson’s powers as an authorized person ceased, and the Member and each Officer thereupon became a designated authorized person and shall continue as a designated authorized person. The Member or any Officer shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Articles of Organization as provided in the Act.

Section 7.          Purposes. The Company has been formed for the purposes of (a) acquiring, selling, investing in, holding, owning, leasing, managing, operating, granting mortgages on and security interests in, and acquiring and making loans secured by, real property and personal property and all rights and interests in any manner appertaining or incidental thereto, and (b) engaging in any lawful business, action or activity in which a limited liability company organized formed pursuant to the Act may engage.

Section 8.          Powers. The Company, and the Member and the Officers on behalf of the Company, (a) shall have and exercise all powers necessary, convenient or incidental to accomplish the Company’s purposes as set forth in Section 7 and (b) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9.         Management. In accordance with the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Illinois. The Member has the authority to bind the Company within the meaning of the Act.

Section 10.        Officers.

(a)          Officers. The Member may, from time to time, designate one or more persons to be officers of the Company (each an “Officer”). Any Officer so designated shall have such title and authority and perform such duties as the Member may, from time to time, delegate to them; provided, however, that except as otherwise delegated by the Member, the Officers shall have such authority and perform such duties as officers with similar titles of business corporations organized under the general corporation law of the State of Illinois. Each Officer shall hold office for the term for which such Officer is designated and until such officer’s qualified successor shall be duly designated or until such officer’s death, resignation or removal as provided herein. Any Officer may be removed as such, with or without cause, by the Member at any time. Any Officer may resign at any time upon written notice to the Company. Such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time the Member receives such written resignation. The initial Officers of the Company designated by the Member are listed on Schedule B attached hereto. The Member may from time to time by resolution authorize a person who is not an Officer to act on behalf of the Company and to execute and/or attest documents as an authorized representative of the Company, subject to such specific authority and such specific limitations as the Member shall in its sole discretion determine and as shall be set forth in the resolution, and such person shall have such title as shall be set forth in the resolution. The action of such person taken in accordance with the authority granted to such person in the resolution shall bind the Company, and such person shall have the same fiduciary duty of loyalty and care as the Officers.

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(b)          Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by the Member not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, the actions of the Officers taken in accordance with such powers shall bind the Company.

(c)          Duties of Officers. Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care similar to that of officers of business corporations organized under the general corporation law of the State of Illinois.

Section 11.       Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Member shall not be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being a Member of the Company.

Section 12.        Capital Contributions. The Member has contributed to the Company property of an agreed value as listed on Schedule A attached hereto.

Section 13.        Additional Contributions. The Member is not required to make any additional capital contributions to the Company. However, the Member may make additional capital contributions to the Company at any time at its sole discretion. To the extent that the Member makes an additional capital contribution to the Company, the Member shall revise Schedule A of this Agreement. The provisions of this Agreement, including this Section 13, are intended to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company and the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 14.        Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

Section 15.        Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any other provision of this Agreement, the Company shall not be required to make a distribution to the Member on account of its limited liability company interests in the Company if such distribution would violate the Act or any other applicable law.

Section 16.        Exculpation and Indemnification.

(a)          Neither the Member nor any Officer, employee or agent of the Company nor any employee, representative, agent or affiliate of the Member (collectively, the “Covered Persons”) shall be liable to the Company or any other person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company.

(b)          To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person

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in good faith on behalf of the Company, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 16 by the Company shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

(c)          To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be finally determined that the Covered Person is not entitled to be indemnified as authorized in this Section 16.

(d)          A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)          To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

(f)          The foregoing provisions of this Section 16 shall survive any termination of this Agreement.

Section 17.         Resignation. The Member has the right to resign from the Company at any time.

Section 18.         Dissolution.

(a)          The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the occurrence of any event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act, or (ii) the entry of a decree of judicial dissolution under the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree (x) to continue the Company and (y) to the admission of the personal

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representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company or the Member in the Company.

(b)          Notwithstanding any other provision of this Agreement, the bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c)          In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Act.

(d)          The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Articles of Organization shall have been canceled in the manner required by the Act.

(e)          Upon the cancellation of the Articles of Organization by the filing of a certificate of cancellation or otherwise in accordance with the Act, this Agreement shall terminate.

Section 19.         Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 20.         Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 21.         Governing Law. This Agreement shall be governed by and construed under the laws of the State of Illinois (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 22.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Operating Agreement effective as of the 27th day of February, 2015.

MEMBER:

OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation

By:	/s/ Robert O. Stephenson
Robert O. Stephenson
Chief Financial Officer and Treasurer

SCHEDULE A
Member

Name	Mailing Address	Agreed Value of Capital Contribution	Membership Interest
Omega Healthcare Investors, Inc., a Maryland corporation	200 International Circle Suite 3500 Hunt Valley, MD 21030	$1.00	100%

A-1

SCHEDULE B
Officers

OFFICERS	TITLE

C. Taylor Pickett	Chief Executive Officer and President

Daniel J. Booth	Chief Operating Officer and Secretary

Robert O. Stephenson	Chief Financial Officer, Treasurer and Assistant Secretary

R. Lee Crabill	Senior Vice President – Operations

Michael D. Ritz	Chief Accounting Officer, Vice President and Assistant Secretary

Megan Krull	Vice President – Operations and Assistant Secretary

Thomas H. Peterson	Assistant Treasurer

B-1